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                                                                 Exhibit 10.37

                THIRD AMEDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT


         THIS THIRD AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this "Second Amendment") is made and entered into as of this 31st day of January 2002, by and between APCOA/STANDARD PARKING, INC., a Delaware corporation (the "Company") and JAMES A. WILHELM ("Executive").

                                    RECITALS

         A. The Company and Executive are parties to an Executive Employment Agreement dated August 1, 1999 (the "Employment Agreement"), which was modified pursuant the First Amendment to Executive Employment Agreement dated April 25, 2001 ("First Amendment") and the Second Amendment dated October 19, 2001 (the "Second Amendment"). The Employment Agreement, the First Amendment and Second Amendment are hereinafter collectively referred to as the "Employment Agreement". All capitalized terms used herein and not otherwise defined shall have the same meaning ascribed to such terms in the Employment Agreement.

         B. The Company and Executive desire to amend certain terms of the Employment Agreement as hereinafter set forth.

         NOW, THEREFORE, the Employment Agreement is hereby amended in the following respects:


         1. Subparagraph (b) of Paragraph 2 is hereby amended by deleting the entire subparagraph and inserting the following paragraph in lieu thereof:

                  "(b) BONUS. For the calendar year ending December 31, 2002, the Executive shall be eligible for a pro-rata annual bonus of up to $150,000 (the "Annual Bonus") so long as the Company achieves not less than 96% of the EBITDA Goal (the "Minimum Attainment Level"). The Annual Bonus shall be calculated as the product of $150,000 multiplied by the EBITDA Attainment Level. Executive shall only be eligible for the Annual Bonus or a pro-rata portion thereof, as the case may be, upon the Company achieving the Minimum Attainment Level.

                  For purposes of this Agreement, (i) the "EBITDA Goal" is $25 Million, determined following the end of the calendar year ending December 31, 2002, from the Company's annual certified audit; and (ii) the "EBITDA Attainment Level" means the percentage of

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                  attainment of the EBITDA Goal from the Minimum Attainment
                  Level to 100%.

                  For each year during the term of the Agreement following the calendar year ending December 31, 2002, the parties shall mutually agree upon a new bonus formula.

                  Notwithstanding anything contained in this subparagraph 2 to the contrary, if the Company shall make an acquisition of another company or entity which shall impact in any way the calculation of the Company's earnings and/or profits (losses) during calendar year 2002 or any year thereafter during the term of the Agreement, the parties agree to modify whatever bonus formula then in effect on terms mutually agreeable so that the impact of the acquisition does not distort the anticipated bonus goals previously agreed to.

                  For calendar year ending December 31, 2001, Executive shall be eligible to receive 10/12ths of an annual bonus, based upon the terms and conditions of an annual bonus program established by the Company for such calendar year. "

         2. Except as specifically amended by this Third Amendment the Employment Agreement shall remain unchanged and in full force and effect.

         IN WITNESS WHEREOF, Executive and the Company have executed this Third Amendment as of day and year first above written.


         APCOA/Standard Parking, Inc.


         By:  _____________________
              John V. Holten
              Chairman of the Board


         Executive:


              _____________________
              James A. Wilhelm